UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date earliest event reported)  May 1, 2009

MTR GAMING GROUP, INC.

(exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

000-20508	84-1103135
(Commission File Number)	(IRS Employer Identification Number)

STATE ROUTE 2 SOUTH, P.O. BOX 356 CHESTER, WEST VIRGINIA
(Address of principal executive offices)

26034

(Zip Code)

Registrant’s telephone number, including area code:  (304) 387-8000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)           On May 1, 2009, the Registrant appointed Robert Norton as its new Chief Operating Officer. Mr. Norton will assume his new duties on or before June 8, 2009.  Prior to the date of this Report, Mr. Norton served as the Corporate Vice President of Business Strategy of Isle of Capri Casinos, Inc. (“ICCI”) in St. Louis, Missouri, a position he held since May 2008. Mr. Norton served as Corporate Vice President of Gaming Operations at ICCI in St. Louis, Missouri, from January 2005 to May 2008. Mr. Norton also served as Vice President and General Manager at ICCI in Kansas City, Missouri, from January 2004 to January 2005. Mr. Norton is 37 years old. Mr. Norton’s Employment Agreement is described in Item 5.02(e) below.

The Registrant has entered into an employment agreement, dated May 1, 2009, with Mr. Norton for a term of two years. The effective commencement date of Mr. Norton’s employment is to be on or before June 8, 2009. Mr. Norton’s Agreement also provides for an annual base salary of $300,000 (as adjusted from time to time with the approval of the Registrant’s Compensation Committee) subject to an automatic cost-of-living increase of five percent (5%), additional compensation of $7,200 per year for automobile expenses, four weeks of paid vacation, and certain relocation benefits and other benefits included in the Agreement. Pursuant to the Employment Agreement, Mr. Norton is also entitled to a discretionary cash bonus of no less than 20% of his base annual compensation. In the event of termination of employment in connection with a change of control as defined in the Agreement, Mr. Norton would receive a severance payment equal to the greater of (i) the entire compensation otherwise payable to him under the provisions of Section 3 of his Agreement (base salary, discretionary cash bonus, benefit plan and fringe benefit amounts, car allowance, vacation and expenses, or (ii) 18 months salary.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description
99.1	Press Release dated May 1, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MTR GAMING GROUP, INC.

		By:	/s/ David R. Hughes
David R. Hughes
Corporate Executive Vice President and Chief Financial Officer
Date:	May 11, 2009